Exhibit 5.3

To: Britannia Bulk Plc. Dexter House, 2 Royal Mint Court, London EC3N 4QN UK	LAW FIRM SUNDKROGSGADE 5 DK-2100 COPENHAGEN Ø DENMARK TEL +45 70 12 12 11 FAX +45 70 12 13 11 DIR +45 38 77 43 26 CBG@KROMANNREUMERT.COM WWW.KROMANNREUMERT.COM 14 February 2007 Dok. nr.: 1432039-3

Dear Sirs

ISSUE OF NOMINAL USD 185,000,000 SENIOR SECURED NOTES

We have acted as Danish counsel to Britannia Bulk Plc, a company incorporated under the laws of England and Wales (the “Company”), and certain of its Danish subsidiaries in connection with the proposed issue by the Company of USD 185,000,000 principal amount of its 11% Senior Secured Notes due 2011 (the “Exchange Notes”) in an Exchange Offer. The Exchange Notes will be issued in exchange for a like principal amount of the Company’s outstanding 11% Senior Secured Notes due 2011 (the “Original Notes”) pursuant to an Indenture dated as of 16 November 2006 between the Company, certain subsidiary guarantors, including, BBL Denmark Holding A/S, Britannia Bulkers A/S, Britannia Bulk DK A/S, Svendborg Ship Management A/S and Svendborg Marine Surveyors A/S (collectively, the “Danish Obligors”) and Wilmington Trust Company, as Trustee. Payment of the Exchange Notes is to be guaranteed by the Danish Obligors pursuant to terms of the Indenture and evidenced by a notation of guarantee attached to the Exchange Notes. Defined terms used but not otherwise defined herein shall have the meanings given to such terms in the Indenture.

A.                         For the purpose of this opinion we have examined copies of the following documents:

1.                             The Indenture, including the Subsidiary Guarantee and the format , dated 16 November 2006 entered into by, among other, the Company, the Trustee and the Danish Obligors (the “Indenture”);

2.                             The articles of association of each of the Danish Obligors;

COPENHAGEN    ÅRHUS    LONDON    BRUSSELS

SCANDINAVIAN LAW ALLIANCE

VINGE KB - SWEDEN, KROMANN REUMERT - DENMARK, THOMMESSEN KREFTING GREVE LUND AS - NORWAY

3.                             On-line transcripts from the Danish Commerce and Companies Agency in respect of the Danish Obligors dated 14 February 2007;

4.                             Resolutions adopted by the Board of Directors of the Danish Obligors at board meetings held on 6 November 2006; and

5.                             Resolutions, including powers of attorney, adopted by the Board of Directors of the Danish Obligors at board meetings held on 15 November 2006.

The documents listed in no. 1 — 5 above are collectively referred to as the “Documents”.

B.                           This opinion is based on the following assumptions none of which has been verified by us:

1.                             that all material supplied to us has been supplied in full and has not subsequently been altered or amended;

2.                             that any copy of the Documents and any other documents which we have examined is an authentic, complete and accurate copy of the documents;

3.                             that the identity of the signatories is as stated to us;

4.                             that the parties to the Documents (other than the Danish Obligors) are duly incorporated and validly existing;

5.                             that the Indenture has been duly authorised, executed and delivered by or on behalf of each of the parties thereto (other than the Danish Obligors);

6.                             that the Indenture, which is expressed to be governed by the internal laws of the State of New York is, legal, valid, binding and enforceable under such law and that the Indenture has the same meaning and effect under its governing law as it would have if it was governed by Danish law;

7.                             that the contents of the Exchange Notes will conform with that specified in the Indenture;

8.                             the accuracy and completeness of all factual representations made in the Documents and any other documents reviewed by us and of any other information supplied or disclosed to us;

9.                             that the meetings of the Boards of Directors of each of the Danish Obligors referred to in A.4 and A.5 were duly convened, that the minutes of such meetings correctly record the proceedings at such meetings and the subject matter which they purport to record and that the resolutions of such meetings have not subsequently been altered or amended;

10.                       that a “corporate benefit” as such term is construed under Danish law, will accrue to the Danish Subsidiaries from their issuance of the Indenture and the Subsidiary Guarantees (the term “corporate benefit” is not a well defined term under Danish law, but the main criterion is likely to be the risk of granting the security weighed against the benefit (financial, commercial, strategic or otherwise) the Danish Obligors obtain from the transaction); and

11.                       that none of the parties is or, as at the date of execution or the effective date of the Indenture were, or, as a result of the transactions effected pursuant to the Indenture, will become, insolvent or unable to pay its debts or deemed to be so under any applicable statutory provision, regulation or law.

C.                           Based on the foregoing assumptions and subject to the qualifications below, we are of the opinion that with respect to Danish law:

1.                             Each of the Danish Obligors has been duly organized and is validly existing under the laws of its jurisdiction of organization.

2.                             The execution and delivery by each of the Danish Obligors, and the performance by each of them of their respective obligations under the Subsidiary Guarantees to be endorsed by them on the notation of guarantees attached to the Exchange Notes as contemplated by the Indenture, have been duly authorized by all necessary corporate action on the part of each of the Danish Obligors.

3.                             The Subsidiary Guarantees will, when the Exchange Notes are authenticated in accordance with the provisions of the Indenture and signed by authorised signatories of the Danish Obligors, have been duly executed and will constitute the legal, valid binding and enforceable obligation of each of the Danish Obligors.

D.                          This opinion is subject to the following additional qualifications:

1.                             The binding effect or enforceability of the obligations of the parties under the Indenture and the Exchange Notes may be limited by liquidation, insolvency, bankruptcy, suspension of payment or other laws affecting creditors’ rights in general.

2.                             The description of obligations as enforceable means that they are of a type normally recognised and enforced by the courts of Denmark. It does not mean that the Indenture and the Exchange Notes will be enforced in all circumstances or that any particular remedy will be available. Certain rights and obligations may be qualified or limited by, inter alia, the nature of the remedies available in Danish courts, the acceptance by such courts of jurisdiction or the power of such courts to stay proceedings.

3.                             Any opinion as to the enforceability of the Indenture and the Exchange Notes relates only to their enforceability in Denmark in circumstances where the competent Danish court has and accepts jurisdiction.

4.                             The availability in Danish courts of equitable remedies, such as injunctions and specific performance, is restricted under Danish law.

5.                             The enforceability of guarantees and documents creating security interests expressed to be granted to and perfected in favor of existing and future registered holders of notes and where no notice of each new secured party is given to the guarantor or security provider has not been tested by Danish courts. Therefore, our opinion in C.3 above is based on an interpretation of the general objectives of the Danish perfection requirements and the general principles for interpreting the Danish perfection requirements set out in Danish court cases and legal literature.

6.                             It is uncertain whether Danish law recognises the concept of security trustees and parallel debt structures, but Danish courts will recognise the Trustee’s right, as security trustee, to enforce the Indenture in its own name on behalf of the Finance Parties.

7.                             The distinction between beneficial and legal ownership is not known under Danish law and it is doubtful what the legal position of the beneficial owners and the legal owners will be under Danish law.

8.                             Provisions in the Indenture on the Danish Law Security Documents according to which secured parties are entitled to exercise rights and remedies may be limited by statutory rights of the providers of security in accordance with section 538(a)(2) of the Danish Administration of Justice Act according to which the secured party shall generally give one week’s notice by registered mail to the provider of the security requesting that the provider of the security fulfil the claim due before selling the collateral assigned or pledged to the secured party.

9.                             Pursuant to Section 47 of the Danish Act on Financial Business, a guarantee in favour of a bank may not be enforceable unless a claim has been made under the guarantee within 6 months after the due date of any guaranteed payment obligation.

10.                       Any provision in a guarantee or any other document creating a security interest providing that it will not be affected by any amendment to the documents under which the guaranteed or secured obligations arise may be held to be ineffective by a Danish Court in circumstances where the amendment to such documents is material to the guarantor’s or security provider’s obligations and the guarantor or security provider has not consented to such amendment.

11.                       Provisions in the Indenture and the Exchange Notes providing that certain calculations or certificates will be conclusive and binding (or prima facie evidence) may not be effective, if such calculations or certificates are incorrect and such provisions will not necessarily prevent juridical inquiry into the merits of such calculations or certificates.

12.                       Claims may become barred under statutes of limitation or principles of passivity regardless of any provisions to the contrary contained in the Indenture and the Exchange Notes.

13.                       There may be circumstances where Danish law will not give effect to provisions in the Indenture and the Exchange Notes according to which a party is vested with discretion or may determine a matter in its opinion and a reasonable standard may be implied.

14.                       The effectiveness and enforceability of certain provisions excluding or limiting liability otherwise owed may be limited by the Danish courts.

15.                       The enforceability of claims and court decisions ordering the payment of money in a currency other than Danish kroner is subject to the Danish Bankruptcy Act which provides for the conversion of such foreign currency debt into Danish kroner on the date of the commencement of such bankruptcy proceedings (in Danish “dekretdag”).

16.                       A Danish court may deliver judgments expressed in foreign currencies, but such judgments can generally only be enforced in Denmark by a Danish enforcement court in Danish kroner calculated at the rate of exchange as at the date of enforcement.

17.                       A Danish court may refuse to give effect to undertakings contained in the Indenture and the Exchange Notes pursuant to which a party is obligated to pay another party’s legal expenses and costs in respect of any action before the Danish courts.

18.                       With regard to jurisdiction, a Danish court must stay or, if appropriate, dismiss proceedings if concurrent proceedings involving the same cause of action and between the same parties are instituted before the courts of another state which is a party to the Brussels Convention. Similarly, a Danish court may stay or, if appropriate, dismiss the proceedings if related proceedings are instituted in one of these states.

19.                       The United States and Denmark do not currently have a treaty providing for reciprocal recognition and enforcement of judgements (other than arbitration awards) in civil and commercial matters. Accordingly, a final judgement for the payment of money rendered by the courts of the State of New York or of the relevant United States District Court based on civil liability would not be directly enforceable in Denmark. However, if the party in whose favour such final judgement is rendered brings a new suit in a competent court in Denmark, that party may submit to the Danish court the final judgement that has been rendered in the United States. A judgement by a federal or state court in the United States against the Company will neither be recognised nor enforced by a Danish court but such judgement may serve as evidence in a similar action in a Danish court.

20.                       Any provision in the Indenture and the Exchange Notes providing that the terms of the Indenture and the Exchange Notes may be amended or varied only by an instrument in writing may be held by a Danish court not to be effective.

21.                       This opinion is limited to matters of the laws of Denmark as in effect today and we express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of Denmark.

We are qualified to practise law in the Kingdom of Denmark.

This opinion is governed by Danish law.

Vinson & Elkins L.L.P. may rely on the opinion in this letter in delivering an opinion in connection with the issue of the Exchange Notes. We consent to the filing of this opinion with the registration statement of the Company and the Danish Obligors with the United States Securities and Exchange Commission and the inclusion of our name under the caption “Legal Matters” in any prospectus included therein.

Yours faithfully

Kromann Reumert

Christina Bruun Geertsen